Press Release

Measurement Specialties Agrees to Acquire ATEX, Motorsport Sensor Specialist

HAMPTON, Va., December. 5, 2005 -- Measurement Specialties, Inc. (Nasdaq: MEAS - News), a designer and manufacturer of sensors and sensor-based systems, announced today it has signed a definitive agreement to acquire the capital stock of ATEX, a sensor company based outside of Paris, France for 2.7 million euro. As part of the transaction, Measurement Specialties will be acquiring approximately 0.5 million euro cash on the balance sheet. The owners also have potential for an additional 1.6 million euro earn out tied to 3 year growth objectives. The transaction is expected to close early January, 2006.

Founded in 2000, ATEX specializes in providing vibration sensors to the Formula One racing market. For calendar 2005, ATEX has annual revenues of approximately 1.5 million euro, with customers predominantly in Europe.

"Aside from being a profitable stand alone business, ATEX provides us a solid conduit to the Motorsport market," noted Frank Guidone, CEO of Measurement Specialties Inc. "They have very strong customer relationships, particularly among Formula One teams. ATEX will be able to leverage our growing investment in vibration sensor development across an expanded customer base. We also expect near term synergies as ATEX introduces Measurement Specialties pressure sensors to their customers."

ATEX principle shareholder Dominique D'Antonio commented: "This is the right step at the right time in our development in the motorsport business. The transaction will allow ATEX to expand its product offering and have access to advanced, reliable technologies. This, coupled with Measurement Specialties worldwide sales and technical support, will dramatically enhance our service to our customers."

The Company will host a teleconference to discuss this and other recent transactions today, Monday, December 5, 2005 at 4:30 PM (Eastern Time). To participate please dial, (877) 209-0397, (note this number is corrected from earlier releases). International callers should dial (612) 332-1213. Interested parties may also listen via the Internet at: http://www.investorcalendar.com. The call will be available for replay for 30 days through AT&T by dialing 800 475-6701 (US dialers) or 320 365-3844 (international callers), then entering access code 806335, at http://www.investorcalendar.com, or on the company's website at http://www.meas-spec.com.

About Measurement Specialties. Measurement Specialties, Inc. designs and manufactures sensors and sensor-based systems. The Company produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, force, vibration, position, humidity and photo optics. Measurement Specialties uses multiple advanced technologies -- including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges -- to engineer sensors that operate precisely and cost effectively.

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This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases "should", "intends", "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating acquired businesses; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.

Contact:	Frank Guidone, CEO
(757) 766-4400
Boutcher & Boutcher Investor Relations
Aimee Boutcher or Daniel Boutcher
(973) 239-2878

Measurement Specialties, Inc — 1000 Lucas Way — Hampton, VA — 23666 —
www.meas-spec.com